Exhibit 4.24
TRANSLATION
Confidential
AGREEMENT FOR PLEDGE OF SHARES
IN
SHANGHAI JINYOU NETWORK & TECHNOLOGY CO., LTD.
Among:
Yang Zhuojun
TAN YIHUI
And
T2CN INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.
Dated: 15 June 2009

AGREEMENT FOR PLEDGE OF SHARES
This agreement for pledge of shares (the “Agreement”) is made on 15 June 2009 in Shanghai, People’s Republic of China (“PRC”), by and among:
(1)	Yang Zhuojun, ID No. 310104197203122418;
(2)	Tan Yi Hui, ID No. 310227197811111835;
(Yang Zhuojun and Yan Yi Hui are hereinafter referred to as “Pledgor” individually, or “Pledgors” collectively ) and
(3)	T2CN Information Technology (Shanghai) Co., Ltd., located at 12F, 418, Gui Ping Road, Shanghai, with Deng Ruen-Zeh as the legal representative (hereinafter called “Pledgee”).
(The Pledgors and Pledgee are hereinafter referred to individually as “Party” and collectively as “Parties”.)
WHEREAS:
(1)
The Pledgors are the registered shareholders of Shanghai Jinyou Network & Technology Co., Ltd (registration address: located at Unit 903, Block E, 5383 Donglong Avenue, Pudong New Area, Shanghai) (the “Company”), and are holding the entire issued capital stock of the Company (“Shareholding”). The amount and percentage of the Shareholding held by each of the Pledgors as of the date of this Agreement are set out in Appendix 1.

(2)
Under the Exclusive Call Option Agreement made by and among the Pledgors, the Pledgee and the Company on 15 June 2009 (hereinafter called “ECOA”), each Pledgor shall, to the extent permitted by the PRC Laws, transfer part or all of its Shareholding, at the request of the Pledgee, to the Pledgee and/or such any other persons or entities designated by the Pledgee.

(3)
Under the Proxy Voting Agreement made by and among the Pledgors, the Pledgee and the Company on 15 June 2009 (hereinafter called “PA”), each Pledgor has appointed Ji Min (ID No. 3101097504135631) with full authority to act as the Pledgor’s representative in the exercise of the voting rights to which the Pledgor is entitled as a shareholder of the Company.

(4)
Under the Exclusive Technical Service and Consultancy Agreement made by and between the Pledgee and the Company on 26 November 2007 (hereinafter called “TSA”), the Company has commissioned the services of technical licensing, technical advisory and technical support, to be provided by the Pledgee exclusively, and would pay the Pledgee the corresponding service fees for these services.

(5)
Under the Exclusive Business Consultancy Agreement made by and between the Pledgee and the Company on 26 November 2007 (hereinafter called “BCA”), the Company has commissioned the business consultancy services to be provided by the Pledgee exclusively, and would pay the Pledgee the corresponding service fees for these services.

(6)
Under a loan agreement made by and between the Pledgee and Yang Zhuojun on 15 June 2009, the Pledgeee provided to Yang Zhuojun a non-interest bearing loan with a principal amount of RMB5,000,000; Under a loan agreement made by and between the Pledgee and Tan Yi Hui on 26 November 2007, the Pledgeee provided to Tan Yi Hui a non-interest bearing loan with a principal amount of RMB5,000,000. Under the two loan agreements as mentioned above (collectively, the “Loan Agreements”), the Pledgee provided to Pledgors the loans with an aggregate principal amount of RMB10,000,000, which are to be used in the investment in the Company by Pledgors.

(7)
Each Pledgor agrees to pledge and grant to the Pledgee, a lien on and first priority security interest in all of the Pledgor’s right, title and interest in, to and under its Shareholding, for the performance of the Contract Obligations (as defined hereinafter) by the Pledgor and the Company, and the payment of Secured Debts (as defined hereinafter).

The Parties hereby agree as follows:

1.	Definitions
1.1	In this Agreement, the following terms have the following meanings unless otherwise required by the context:
“Contract Obligations” means any and all of the Pledgor’s obligations under ECOA, PA, this Agreement and the Loan Agreements, and any and all of the Company’s obligations under ECOA, PA, TSA and BCA.
“Event of Default” means any of the following events: (i) breach by the Pledgor of any of its Contract Obligations under ECOA, PA, the Loan Agreements or this Agreement; (ii) breach by the Company of any of its Contract Obligations under ECOA, PA, TSA and BCA; or (iii) any provision of ECOA, PA, TSA, BCA, the Loan Agreements or this Agreement becomes invalid or incapable of being performed as a result of any change or new legislation of the PRC Laws, or any other reasons, and the Pledgee fails to identify an alternative to realize its intentions of the Transaction Agreements.
“Pledge” shall have the same meaning as denoted by Clause 2.2 of this Agreement.
“Secured Obligations” means any and all direct, indirect and consequential losses, and loss of expected interests, incurred by the Pledgee as a result of Event of Default by the Pledgor and/or the Company. The amount of any of such losses will be determined by the Pledgee, to the extent permitted by the PRC Laws, in its sole discretion and shall be exclusively binding on the Pledgors. Any expenses or costs incurred by the Pledgee for the enforcement of the performance of the Contract Obligations by the Pledgor and/or the Company are deemed as part of the Secured Obligations.
“Collateral” means all the Shareholding legally owned by the Pledgor as of the effective date of this Agreement, and to be pledged to the Pledgee pursuant to this Agreement as security for the performance of the Contract Obligations by the Pledgors and the Company. The amount of the pledged Shareholding is specified in Appendix 1. Any of the capital contribution to be made additionally under Clause 2.6, and the dividends stipulated under Clause 2.7, constitute part of the Collateral.

“PRC Laws” mean the laws, regulations, statutory rules, local ordinance, judicial interpretations and any other regulatory documents of a binding nature, effective at the relevant times.
“Power of Attorney” shall have the same meaning as denoted by Clause 12.11 of this Agreement.
“Rights” shall have the same meaning as denoted by Clause 12.6 of this Agreement.
“Transaction Agreements” means ECOA, PA, the Loan Agreements, TSA and BCA.
1.2	In this Agreement, reference to any of the PRC Laws shall be deemed as including:
(i)	any amendment, modification, supplement or replacement of the referenced PRC Law, irrespective of whether it becomes effective prior to or subsequent to the date of this Agreement; and

(ii)	any other rulings, notices or statutory rules made in accordance with, or otherwise effected by virtue of, the referenced PRC Law.
1.3	In this Agreement, reference to the number of the Clauses, Sub-clauses, Paragraphs, or Sub-paragraphs shall denote the corresponding text, unless otherwise required by the context.
2.	Pledge
2.1
The Pledgors hereby agree to pledge to the Pledgee, all of their right, title and interest in, to and under the Collateral, legally owned and capable of being disposed of by the Pledgors, pursuant to this Agreement, as security for the performance of the Contract Obligations, and the payment of Secured Debts.

2.2
The Pledgors undertake to record on the Company’s shareholders’ roster on the date of this Agreement the arrangements of the pledge of the Shareholding stipulated under this Agreement (“Pledge”), and to use their best endeavours to apply to the business registration authorities for registration of the Pledge.

2.3
Throughout the duration of this Agreement, the Pledgee is not responsible for any diminution in value of the Collateral and the Pledgors shall not file any claim or demand against the Pledgee in any manner, except where it is caused by an intentional act, or directly caused by gross negligence, of the Pledgee.

2.4
Subject to Clause 2.3, the Pledgee may, at any time, put on auction or sell the Collateral on behalf of the Pledgors, and agree with the Pledgors to apply the proceeds from the auction or sale of the Collateral toward early payment of the Secured Obligations, or to deposit the same with the notary public office of the Pledgee’s residence (at the expenses of the Pledgor(s)), in case there is a possibility of apparent diminution in value of the Collateral, so grave as to prejudice the Pledgee’s rights or interests.

2.5	The Pledgee may dispose of the Collateral in a manner prescribed by Clause 4 upon the occurrence of Event of Default.
2.6
With prior consent of the Pledgee, the Pledgor(s) may make capital contribution to the Company. Any increase in the issued capital stock of the Company resulting from the capital contribution by the Pledgor(s) will constitute part of the Collateral.

2.7
With prior consent of the Pledgee, the Pledgor(s) may receive dividends or bonuses in respect of the Collateral. The Pledgor(s) shall deposit the dividends or bonuses received in respect of the Collateral into an account designated and supervised by the Pledgee, and shall become part of the Collateral which will be first applied to repay the Secured Obligations.

2.8	The Pledgee may dispose of any collateral provided by the Pledgor(s) in accordance with this Agreement, after the occurrence of Event of Default.
3.	Release of Pledge
The Pledgee shall, at the request of the Pledgors and subsequent to the full and complete performance of the Contract Obligations by the Pledgors and the Company, release the Collateral from the Pledge and cooperate with the Pledgors to handle the deregistration of the Pledge in respect of the Company’s shareholders’ roster. The Pledgors shall bear all reasonable expenses associated with the release of the Pledge.
4.	Disposal of the Collateral
4.1
The Pledgors and the Pledgee hereby agree that, upon occurrence of an Event of Default, the Pledgee may after giving the Pledgors written notice exercise any and all rights and remedies it is entitled to under the PRC Laws, Transaction Agreements and this Agreement, including but not limited to auction or sale of the Collateral for satisfaction of its claims.

4.2	The Pledgee may, by written notice, designate its lawyer or another agent to exercise on its behalf any of the rights or remedies listed above. The Pledgors shall not raise any objection thereto.
4.3
The Pledgors shall bear all reasonable expenses associated with the exercise by the Pledgee of any of the rights or remedies listed above. The Pledgee may deduct these expenses from the proceeds realised by such exercise of any right or remedy.

4.4	The proceeds realised by virtue of the exercise of the rights or remedies by the Pledgee shall be applied, in the following sequence, to:
(i)
pay the expenses associated with the disposal of the Collateral and the exercise by the Pledgee of its rights and remedies (including but not limited to the court fees and the remuneration to its lawyer or agent);

(ii)	pay the taxes levied on the disposal of the Collateral; and

(iii)	repay the Pledgee the Secured Debts.
The Pledgee shall return any residual monies of the proceeds, after deduction of items (i) to (iii) above, to the Pledgors or any other person(s) who may have a claim to or interest in such monies under the relevant laws or regulations, or shall deposit the same with the notary public office of the Pledgee’s residence (at the expenses of the Pledgors).
4.5
The Pledgee may choose to exercise one or more rights or remedies it is entitled to in case of an Event of Default, and may put on auction or sell the Collateral without exercising other remedies first.

5.	Expenses and Expenditure
The Pledgee shall bear all the expenditures in respect of the creation of the Pledge of the Shareholding under this Agreement, including but not limited to stamp duties, any other taxes and the legal expenses etc.
6.	Continuity and Non-Waiver
The Pledge of Shareholding created by this Agreement is a continuing guarantee, and shall remain valid with full force until complete performance of the Contract Obligations and full discharge of the Secured Debts. Any waiver, tolerance or delay by the Pledgee in respect of the exercise of any right or privilege under the Transaction Agreements and this Agreement shall in no event prevent the Pledgee from demanding strict adherence by the Pledgors to the Transaction Agreements and this Agreement on any further occasion, nor affect any rights or remedies the Pledgee would otherwise be entitled to for any breach by the Pledgors of the obligations under the Transaction Agreement and/or this Agreement.

7.	Representations and Warranties
Each of the Pledgors hereby severally and jointly represents and warrants to the Pledgee as follows:
7.1
It is a PRC citizen with full capacity to make judicial acts, has complete and independent legal status and legal capacity and has received adequate authorization to enter into, deliver and perform this Agreement, and may act independently as a party to legal proceedings.

7.2
It possesses full powers and authorization to enter into and deliver this Agreement, and any other documents it is to sign in relation to the transaction contemplated under this Agreement, and to execute the transaction contemplated under this Agreement.

7.3
Any and all reports, documents and messages provided to the Pledgee by the Pledgor prior to the effective date of this Agreement are true and accurate in all material aspects as of the effective date of this Agreement in respect of any matter pertaining to the Pledgor or this Agreement.

7.4
Any and all reports, documents and messages provided to the Pledgee by the Pledgor subsequent to the effective date of this Agreement are true, accurate and valid in all material aspects as of then in respect of any matter pertaining to the Pledgor or this Agreement.

7.5
The Pledgors are the sole legitimate owners of the Collateral as of the effective date of this Agreement, and have full authority to dispose of the Collateral or any parts thereof. There is no existing dispute in respect of the ownership of the Collateral.

7.6	Except for those created by virtue of this Agreement or the Transaction Agreements, there does not exist any security interest or a third party interest over the Collateral.
7.7	The Collateral is legally pledgable and assignable. The Pledgors have full rights and powers to pledge the same to the Pledgee in accordance with this Agreement.

7.8	This Agreement, being duly signed by the Pledgor, constitutes a legal, valid and binding commitment by the Pledgor.
7.9
Any and all such approvals, permits, waivers and authorizations by a third party, or approvals, permits, exemptions by a governmental authority, or registration or filing (if required by law) with a governmental authority, as required for the execution and performance of this Agreement and for the creation of the Pledge of the Shareholding have been obtained or granted, and shall remain in full force throughout the duration of this Agreement.

7.10
The execution and performance of this Agreement do not violate or contradict with any applicable law, or agreement, court ruling, arbitral award, or administrative decision, to which the Pledgor is a party or its assets are subjected.

7.11	The security created by this Agreement constitutes first priority security interest over the Collateral.
7.12
There are no litigations, legal proceedings or claims, against the Pledgor, its assets, or the Collateral, pending at a court, arbitral panel, governmental authority or administrative agency, or to the knowledge of the Pledgor, threatened against the Pledgor, its assets, or the Collateral, which may have a material or adverse impact on the economic condition of the Pledgor or its capabilities to perform the obligations under this Agreement or the Contract Obligations.

7.13
The Pledgors hereby warrant to the Pledgee that any and all of the representations and warranties made above shall at any time and in any circumstances be true and accurate, and be observed entirely until the complete discharge of the Contract Obligations and the full repayment of the Secured Debts.

8.	Undertakings by Pledgors
Each of the Pledgors hereby severally and jointly undertakes to the Pledgee as follows:
8.1	The Pledgor shall not create, or allow to be created, any new pledge or other security interests over the Collateral without prior written consent from the Pledgee.
8.2
The Pledgor shall not transfer or assign the Collateral without prior written consent from the Pledgee. The Pledgor shall use the proceeds realised from the transfer of the Collateral to repay the Secured Debts to the Pledgee first, or agree with the Pledgee to deposit the same with a third party. The transfer by a Pledgor of the Collateral held by it with the consent of the Pledgee shall have no effect on the Collateral held by the other Pledgor, which will remain subject to this Agreement.

8.3
The Pledgor shall promptly and timely give written notice to the Pledgee of the initiation of any litigations, arbitral proceedings or any other claims which may adversely affect the Collateral or any interests of the Pledgors or the Pledgee under the Transaction Agreements and this Agreement. The Pledgor shall take all such necessary steps as reasonably requested by the Pledgee to defend the Pledgee’s security interest over the Collateral.

8.4
The Pledgor shall not commit, or allow to be committed, any conduct or action which may adversely affect the Collateral or the interests the Pledgee has under the Transaction Agreements or this Agreement.

8.5
The Pledgor undertakes to, as reasonably required by the Pledgee, take steps and issue documents (including but not limited to any supplement agreements to this Agreement) necessary to defend the security rights the Pledgee has over the Collateral, and to secure the exercise and enforcement of such rights. The Pledgor further undertakes that the shareholders and board meetings convened for the purposes of the execution of this Agreement and the creation and enforcement of the pledge comply with the laws, regulations and the articles of incorporation in relation to the procedure for convening, the methods for adoption of the resolutions and the contents of the resolutions.

8.6	The Pledgor undertakes to take steps necessary to realise the transfer or assignment of the Collateral caused by virtue of the exercise of the pledge under this Agreement.
9.	Change of Circumstances
Supplementary to and without prejudice to the validity of the other provisions of the Transaction Agreements and this Agreement, the Pledgor shall, in case where the Pledgee considers that following a change to or the promulgation of a PRC Law, a change in its interpretation or applicability, or a change in the relevant registration procedure, the effectiveness of this Agreement or disposal of the Collateral in a manner prescribed by this Agreement would become illegal or contradictory against such PRC Law, immediately take any such steps and/or sign any such agreements or documents as instructed in writing and reasonably required by the Pledgee, to:
(i)	maintain the effectiveness and validity of this Agreement;

(ii)	facilitate the disposal of the Collateral in a manner prescribed by this Agreement; and/or

(iii)	maintain or realise the intentions of, or the security created by, this Agreement.
10.	Effectiveness and Term
10.1	This Agreement shall become effective upon satisfaction of the following conditions:
(i)	the Pledge of Shareholding created by this Agreement is recorded on the Company’s shareholders’ roster according to the laws;
The Pledgors shall produce, in a form satisfactory to the Pledgee, evidence to the Pledgee of the registration of the Pledge of Shareholding on the shareholders’ roster.

(ii)
The Company obtained the value-added telecommunication business operation license, or ICP license, issued by the relevant PRC governmental authorities. This Agreement shall become effective upon acquisition of ICP license by the Company.

10.2	The term of this Agreement shall expire upon the complete performance of the Contract Obligations and the full discharge of the Secured Debts.
11.	Notices
11.1	Any notices, requests, demands or other communications required by or issued pursuant to this Agreement shall be delivered in writing to the Party concerned.
11.2
All notices or other communications given hereunder shall be considered to be given and received at the time of: dispatch when sent by facsimile transmission; hand-over when hand delivered; or 5 days after deposit in the mails when sent by post.

12.	Miscellaneous
12.1
The Pledgee may, to the extent permitted by the PRC Laws, assign its rights and/or obligations under this Agreement to any third party after notice to the Pledgors without obtaining their consent. The Pledgor shall not assign its rights, obligations or responsibilities under this Agreement to any third party without prior written consent from the Pledgee. The Pledgor’s successor(s) or permitted assignee(s), if any, shall continue performing the Pledgor’s obligations under this Agreement.

12.2
This Agreement is executed in triplicate copies, with one copy to be held by each Party. The Parties may execute such additional duplicate copies of this Agreement as required for the purposes of registration or filing, if necessary.

12.3	The formation, effectiveness, performance, amendment, interpretation, and termination of this Agreement shall be governed by the PRC Laws.

12.4
Any dispute arising out of or in connection with this Agreement shall be resolved through negotiation by the Parties in question. Where the Parties fail to reach consensus within 30 days after the dispute arises, the dispute shall be referred to the Shanghai Sub-commission of China International Economic and Trade Arbitration Commission (“CIETAC”), for arbitration to be conducted in Shanghai in accordance with CIETAC arbitration rules. The arbitral award will be final and binding on the Parties in question.

12.5
Any right, privilege, or remedy granted hereunder to a Party does not preclude the other rights, privileges or remedies the Party may be entitled to under the laws or other provisions of this Agreement. The exercise of a right, privilege or remedy does not bar the Party from exercising any other rights, privileges or remedies the Party may be entitled to.

12.6
Failure or delay by a Party in the exercise of a right, privilege or remedy it may have under the laws or this Agreement (“Rights”) shall not be construed as a waiver. Any waiver of one or more of the Rights does not preclude the exercise of the Rights in another manner or the exercise of the other Rights.

12.7	The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.
12.8
Under this Agreement, each clause is severable and independent from the others. If any provision of this Agreement is held to be invalid, unlawful or unenforceable, the validity, legitimacy and enforceability of the remaining provisions of this Agreement shall remain intact.

12.9	Any amendment or supplement to this Agreement shall be made in writing, and become effective only until duly signed by each the Party.
12.10	Subject to Clause 12.1 above, this Agreement is binding on the lawful successor(s) of each Party.

12.11
Each of the Pledgors shall issue a power of attorney in the form of Appendix 2 (“Power of Attorney”) at the time of signing this Agreement, authorizing any person (“Attorney”) to be designated by the Pledgee, to execute and issue on its behalf any and all legal documents required for the exercise of the Pledgee’s rights under this Agreement. The Pledgee shall keep the Power of Attorney, and may submit the same when necessary to the relevant governmental authority. Upon receipt of written notice from the Pledgee for the replacement of the existing Attorney, the Pledgor shall revoke the existing Power of Attorney immediately, and issue a new Power of Attorney, in place of the existing one, in favour of the person to be designated then by the Pledgee. Except for the foregoing, the Pledgor shall not revoke the Power of Attorney.

Notwithstanding the above, the Pledgor shall execute or complete any such documents or matters as required by the PRC Laws, articles of incorporation or the competent government authorities in relation to the exercise of the Pledgee’s rights under this Agreement.
(End of Text)
IN WITNESS WHEREOF, this Agreement has been duly executed by each of the Parties as of the date and place first above written.
Signed by:

Yang Zhuojun

Tan Yihui

T2CN Information Technology (Shanghai) Co., Ltd.

Name:
Title:

APPENDIX 1 – BASICS OF COMPANY

Name of Company:	Shanghai Jinyou Network & Technology Co., Ltd.

Address:	Unit 903, Block E, 5383 Donglong Avenue, Pudong New Area, Shanghai

Registered Capital:	10,000,000 RMB

Legal Representative:	Yang Zhuojun
Shareholding:

Shareholders	Amount of contribution	Percentage
Yang Zhuojun	5,000,000 RMB	50%
Tan Yi Hui	5,000,000 RMB	50%
Total	10,000,000 RMB	100%

Financial Year:	1 January to 31 December

APPENDIX 2 – POWER OF ATTORNEY
The undersigned, Yang Zhuojun, hereby irrevocably appoints Ching Chia-Feng (ID No. 310103197302062418) as his/her attorney to execute and issue on his/her behalf any and all legal documents required for the exercise of the rights by T2CN Information Technology (Shanghai) Co., Ltd. under the Agreement for Pledge of Shares in Shanghai Jinyou Network & Technology Co., Ltd..
Signed by:
Date: 15 June, 2009

APPENDIX 2 – POWER OF ATTORNEY
The undersigned, Tarn Yi Hui, hereby irrevocably appoints Ching Chia-Feng (ID No. 310103197302062418) as his/her attorney to execute and issue on his/her behalf any and all legal documents required for the exercise of the rights by T2CN Information Technology (Shanghai) Co., Ltd. under the Agreement for Pledge of Shares in Shanghai Jinyou Network & Technology Co., Ltd..
Signed by:
Date: 15 June, 2009